C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, senior vice president and chief financial officer (952) 937-7779

Angie Freeman, vice president, investor relations and public affairs (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FOURTH QUARTER RESULTS

MINNEAPOLIS, February 2, 2010 - C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRW), today reported financial results for the quarter ended December 31, 2009.

Summarized financial results for the quarter ended December 31 are as follows (dollars in thousands, except per share data):

	Three months ended December 31,			Twelve months ended December 31,
	2009	2008	% change	2009	2008	% change

Total revenues	$ 2,008,366	$ 1,955,103	2.7%	$7,577,189	$8,578,614	-11.7%
Net revenues:
Transportation
Truck	250,063	256,043	-2.3%	1,040,703	1,030,070	1.0%
Intermodal	8,637	11,788	-26.7%	35,245	43,618	-19.2%
Ocean	13,610	18,641	-27.0%	54,188	62,094	-12.7%
Air	9,268	9,155	1.2%	32,662	35,390	-7.7%
Miscellaneous	12,255	10,410	17.7%	44,784	41,407	8.2%
Total transportation	293,833	306,037	-4.0%	1,207,582	1,212,579	-0.4%
Sourcing	33,105	26,073	27.0%	128,582	111,634	15.2%
Information services	12,148	12,050	0.8%	45,795	50,750	-9.8%
Total net revenues	339,086	344,160	-1.5%	1,381,959	1,374,963	0.5%
Operating expenses	196,328	201,776	-2.7%	797,148	803,377	-0.8%
Operating income	142,758	142,384	0.3%	584,811	571,586	2.3%
Net income	$ 87,734	$ 88,881	-1.3%	$ 360,830	$ 359,177	0.5%
Diluted EPS	$ 0.52	$ 0.52	0.0%	$ 2.13	$ 2.08	2.4%

"We're proud of our results in 2009.  Our focus on gaining market share through sales and account management, our variable-cost business model, and our expanded menu of services enabled us to be flexible and continue to find opportunities in the marketplace," said John P. Wiehoff, chairman and chief executive officer of C.H. Robinson.

Wiehoff continued, "The trends of margin compression and accelerating volume growth in our North American truckload service during the fourth quarter of 2009 have continued into January. On a per business day basis, in January 2010 our total net revenues are roughly flat. Although we're pleased with our continued volume growth, our margin comparisons will continue to be challenging."

Our total revenues increased 2.7 percent in the fourth quarter of 2009 compared to the fourth quarter of 2008. Our Transportation revenue was flat in the fourth quarter of 2009, driven by falling transportation rates offset by volume increases in many of our transportation modes. Transportation rates declined primarily due to decreased pricing to our customers and a reduction in fuel prices.

Our Sourcing revenues increased 16.0 percent in the fourth quarter of 2009 primarily due to the previously announced acquisition of Rosemont Farms, Inc. ("Rosemont") on September 15, 2009 and volume growth. Our Information Services revenues increased 0.8 percent in the fourth quarter of 2009 due to an increase in transactions offset by declines in some fees that are impacted by fuel prices.

Total Transportation net revenues decreased 4.0 percent to $293.8 million in the fourth quarter of 2009 from $306.0 million in the fourth quarter of 2008. Our Transportation net revenue margin decreased to 18.3 percent in 2009 from 19.0 percent in 2008 largely driven by decreased customer transportation rates.

Our truck net revenues, which consist of truckload and less-than-truckload ("LTL") services, decreased 2.3 percent in the fourth quarter of 2009. Our truckload volumes increased approximately 13 percent in the fourth quarter of 2009 compared to the fourth quarter of 2008. Our truckload net revenue margins decreased due to declining transportation rates compared to the fourth quarter of 2008. Excluding the estimated impacts of the change in fuel, on average our truckload rates to our customers decreased approximately 6 percent in the fourth quarter of 2009 compared to the fourth quarter of 2008. Our LTL net revenues increased due to volume increases, largely offset by price declines and decreased net revenue margin.

Our intermodal net revenue decrease of 26.7 percent in the fourth quarter was driven by price declines which decreased our net revenue margin. This decline was offset slightly by volume increases.

Our ocean transportation net revenues decreased 27.0 percent in the fourth quarter of 2009 driven by decreased volumes and price declines. Excluding our previously announced acquisition of Walker Logistics Overseas Ltd. ("Walker") on June 12, 2009, our ocean transportation net revenues would have declined approximately 29 percent.

Our air transportation net revenue increased 1.2 percent in the fourth quarter of 2009. Excluding the Walker acquisition, our air transportation net revenues decreased approximately 10 percent.

Miscellaneous transportation net revenues consist primarily of transportation management fees and customs brokerage fees. The increase of 17.7 percent was driven by an increase in management fees as well as the previously announced acquisition of International Trade & Commerce, Inc. ("ITC") on July 7, 2009, offset partially by a decrease in other customs brokerage activity. Excluding the acquisition of ITC, our miscellaneous transportation net revenues increased approximately nine percent in the fourth quarter of 2009.

For the fourth quarter, Sourcing net revenues increased 27.0 percent to $33.1 million in 2009 from $26.1 million in 2008. Excluding the previously disclosed acquisition of Rosemont, Sourcing net revenues increased approximately 3 percent in the fourth quarter of 2009.

Our Information Services revenues increased 0.8 percent in the fourth quarter of 2009, driven by an increase in transactions offset by declines in some fees that are impacted by fuel prices.

For the fourth quarter, operating expenses decreased 2.7 percent to $196.3 million in 2009 from $201.8 million in 2008. This was due to a decrease of 3.6 percent in personnel expenses and a decrease of 0.2 percent in other selling, general, and administrative expenses. As a percentage of net revenues, total operating expenses decreased slightly to 57.9 percent in the fourth quarter of 2009 from 58.6 percent in the fourth quarter of 2008.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 35,000 customers through a network of 235 offices in North America, South America, Europe, Asia, Australia, and the Middle East. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with over 47,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions such as the current recession and decreased consumer confidence, changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Fourth Quarter 2009 Earnings Conference Call

Tuesday, February 2, 2010 5:00 p.m. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access: 877-941-6009; conference ID 4200623

Webcast replay available through February 16, 2010; Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on February 5, 2010:800-406-7325;

passcode: 4200623#
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008

Revenues:
Transportation	$1,606,664	$1,607,090	$5,976,102	$7,129,611
Sourcing	389,554	335,963	1,555,292	1,398,253
Information Services	12,148	12,050	45,795	50,750
Total revenues	2,008,366	1,955,103	7,577,189	8,578,614
Costs and expenses:
Purchased transportation and related services	1,312,831	1,301,053	4,768,520	5,917,032
Purchased products sourced for resale	356,449	309,890	1,426,710	1,286,619
Personnel expenses	143,852	149,216	597,568	601,822
Other selling, general, and administrative expenses	52,476	52,560	199,580	201,555
Total costs and expenses	1,865,608	1,812,719	6,992,378	8,007,028

Income from operations	142,758	142,384	584,811	571,586

Investment and other income	592	1,023	2,250	6,801

Income before provision for income taxes	143,350	143,407	587,061	578,387
Provision for income taxes	55,616	54,526	226,231	219,210
Net income	$ 87,734	$ 88,881	$ 360,830	$ 359,177

Net income per share (basic)	$ 0.53	$ 0.53	$ 2.15	$ 2.12
Net income per share (diluted)	$ 0.52	$ 0.52	$ 2.13	$ 2.08
Weighted average shares outstanding (basic)	166,258	167,962	167,695	169,056
Weighted average shares outstanding (diluted)	167,729	171,433	169,194	172,733

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$ 337,308	$ 494,743
Available-for-sale securities	48,310	2,644
Receivables, net	885,543	828,884
Other current assets	36,108	21,600
Total current assets	1,307,269	1,347,871

Property and equipment, net	117,699	104,088
Intangible and other assets	409,280	363,762
Total Assets	$ 1,834,248	$ 1,815,721

Liabilities and stockholders' investment
Current liabilities:
Accounts payable and outstanding checks	$ 606,514	$ 568,758
Accrued compensation	90,855	93,431
Other accrued expenses	34,438	35,464
Total current liabilities	731,807	697,653

Long term liabilities	22,541	10,847
Total liabilities	754,348	708,500

Total stockholders' investment	1,079,900	1,107,221
Total liabilities and stockholders' investment	$ 1,834,248	$ 1,815,721

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands, except operational data)

	Twelve months ended December 31,
	2009	2008
Operating activities:
Net income	$ 360,830	$ 359,177
Stock-based compensation	21,267	20,804
Depreciation and amortization	30,514	31,164
Provision for doubtful accounts	16,685	14,329
Other non-cash change, net	267	3,206
Net changes in operating elements	(56,992)	18,899
Net cash provided by operating activities	372,571	447,579

Investing activities:
Net property additions	(34,466)	(23,748)
Purchases of available-for-sale securities	(52,437)	(136,954)
Sales/maturities of available-for-sale securities	3,975	251,074
Cash paid for acquisitions, net	(41,145)	(59,661)
Other assets, net	185	769
Net cash (used for) provided by investing activities	(123,888)	31,480

Financing activities:
Repayment of acquired line of credit	-	(9,383)
Net repurchases of common stock	(249,165)	(177,519)
Excess tax benefit from stock-based compensation plans	9,966	12,057
Cash dividends	(162,865)	(151,195)
Net cash used for financing activities	(402,064)	(326,040)
Effect of exchange rates on cash	(4,054)	2,839

Net change in cash and cash equivalents	(157,435)	155,858
Cash and cash equivalents, beginning of period	494,743	338,885
Cash and cash equivalents, end of period	$337,308	$ 494,743

	As of December 31,
	2009	2008
Operational Data:
Employees	7,347	7,961
Branches	235	228

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